EXHIBIT 4.9

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE dated as of December 1, 2001 at 12:01 am (“Third Supplemental Indenture”) by and between (1) Abitibi-Consolidated Inc. (the “Company”), a corporation organized under the laws of Canada, (2) Abitibi-Consolidated Company of Canada (“ACCC”), a company organized under the laws of Quebec (formerly known as Donohue Forest Products Inc. (“DFP”)), (3) Abitibi-Consolidated General Partnership (“ACGP”), a general partnership formed under the laws of Quebec, and (4) Computershare Trust Company of Canada (“Trustee”), to the Indenture dated as of April 6, 1998 (the “Indenture”), between the Company and Montreal Trust Company, as trustee, as supplemented by (i) that certain First Supplemental Indenture dated as of September 1, 2001 (the “First Supplemental Indenture”) between (1) the Company, (2) ACGP, and (3) the Trustee, as successor to Montreal Trust Company; and (ii) that certain Second Supplemental Indenture dated as of October 1, 2001 (the “Second Supplemental Indenture”) between (1) the Company, (2) ACGP, (3) DFP (now ACCC), and (4) the Trustee. Unless otherwise defined herein, all capitalized terms used in this Third Supplemental Indenture have the respective meanings set forth in the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture.

WHEREAS the Company has issued, the Trustee has authenticated and there have been delivered pursuant to the Indenture US$600,000,000 aggregate principal amount of unsecured notes due 2008, 2018 and 2028, respectively (the “Securities”);

WHEREAS pursuant to Section 9.1, the Indenture may be supplemented without the consent of any Holder, among other things: (i) to evidence the succession of another Person to the Company and its assumption of the covenants of the Company in the Indenture; and (ii) to surrender any right or power conferred upon the Company or make any other provisions with respect to matters or questions arising under the Indenture, provided however, that such action not adversely affect the interests of the Holders of Securities of any particular series in any material respect;

WHEREAS all acts and proceedings required by law and the Indenture to authorize, approve and constitute this Third Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Third Supplemental Indenture have in all respects been duly authorized by each of the Company, ACGP and ACCC;

WHEREAS DFP changed its name to ACCC on October 3, 2001;

WHEREAS all of the shares in the capital of ACCC are owned, directly or indirectly, by the Company;

WHEREAS ACCC is the sole partner of ACGP;

WHEREAS on the date hereof, all of the assets of ACGP will be distributed to ACCC and ACCC will assume all of ACGP’s liabilities, as evidenced by a Distribution Agreement to be dated as of the date hereof; and

WHEREAS the foregoing recitals are made as representations or statements of fact by each of the Company, ACGP and ACCC and not by the Trustee;

NOW, THEREFORE in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, ACGP, ACCC and the Trustee hereby agree as follows:

1.	Pursuant to Section 8.2, ACCC, formerly known under the name “Donohue Forest Products Inc.”, hereby succeeds to and is substituted for, and may exercise every right and power of, ACGP under the Indenture, as supplemented, with the same effect as if ACCC had been named as obligor in lieu and place of ACCC under the Indenture as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture and hereafter, ACGP shall, effective upon the distribution of all of its assets to ACCC, be relieved of all obligations and covenants under the Indenture, as supplemented, the Securities and any related coupons, as the case may be.

2.	This Third Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

3.	Except as expressly amended hereby, the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, except as to ACGP’s assumption of liability as joint and several co-obligor under the First Supplemental Indenture, ACGP being hereby relieved, effective upon the distribution of all of its assets to ACCC, of all such obligations and covenants pursuant to the provisions of Section 8.2 of the Indenture, as supplemented.

4.	In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.	If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Third Supplemental Indenture, such required provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or shall be excluded, as the case may be.

6.	This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws rules thereof.

7.	All provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, as supplemented by the First Supplemental Indenture and Second Supplemental Indenture, and the Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.

ABITIBI-CONSOLIDATED GENERAL PARTNERSHIP
ABITIBI-CONSOLIDATED INC.		By its sole partner: ABITIBI-CONSOLIDATED COMPANY OF CANADA

Per:		Per:
Name:	Allen Dea	Name:	Allen Dea
Title:	Vice President and Treasurer	Title:	Assistant Treasurer

Per:		Per:
Name:	Jacques P. Vachon	Name:	Jacques P. Vachon
Title:	Senior Vice-President, Corporate Affairs and Secretary	Title:	Secretary

ABITIBI-CONSOLIDATED COMPANY OF CANADA

Per:
Name:	Allen Dea
Title:	Assistant Treasurer

Per:
Name:	Jacques P. Vachon
Title:	Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:
Name:	TONI De LUCA
Title:	Manager, Corporate Trust

Per:
Name:	FABIENNE PINATEL
Title:	Corporate Trust Officer